Exhibit (d)(2)

AMENDMENT NO. 1 TO

ACQUISITION AGREEMENT

THIS AMENDMENT NO. 1 to the Acquisition Agreement (the “Amendment”) dated as of December 19, 2003 by and between Parker-Hannifin Corporation, an Ohio corporation (“Parker”), and Denison International plc, a public limited company organized under the laws of England and Wales (the “Company”), amends the Acquisition Agreement, dated as of December 7, 2003, by and between Parker and the Company (the “Agreement”).

Background

The parties hereto are parties to the Agreement and desire to amend the Agreement in accordance with the requirements of Section 7.1 thereof and upon the terms and conditions and in the manner set forth below.

Terms

In consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions; References. Unless otherwise defined herein, capitalized terms used herein without definition will have the meanings ascribed to them in the Agreement. Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement will from and after the date hereof refer to the Agreement as amended.

2.     Section 1.1(d) of the Agreement. Section 1.1(d) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

“(d) The Offer To Purchase shall provide for an initial expiration date and time of 8:00 a.m., New York City time, on the twenty-first (21) business day following the date of commencement. Purchaser agrees that it shall not (x) subject to Purchaser’s right to terminate this Agreement and the Offer in accordance with the terms of Section 6.1 and Annex I hereof, terminate or withdraw the Offer, or (y) extend the expiration date of the Offer except that Purchaser may, without the consent of the Company, (i) extend the Offer if at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived; provided, however, that, whether or not the Minimum Condition is met, if, and for so long as, all the other conditions to the Offer described in Annex I hereto have been satisfied or waived other than the conditions set forth in clauses (ii) and/or (iii) of the preamble of Annex I, Purchaser shall be required to extend the expiration date of the Offer until the earlier of the date on which the Shares are accepted for payment as permitted under the terms of the Offer or the date on which this Agreement and the Offer is terminated in accordance with Section 6.1 or Annex I hereof, respectively; provided further that each extension pursuant to this clause (i) shall not be greater than ten (10) business days (or such longer period as Purchaser and the Company may in writing agree) and the immediately preceding provision shall again apply at the end of each such extension period; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or (iii) after the acceptance of and payment for the Shares pursuant to the Offer, extend the Offer for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act of not more than twenty (20) business days.”

3.    Continued Effectiveness of Agreement. Except as specifically amended above, all terms of the Agreement remain unchanged and in full force and effect.

4.    Counterparts. This Amendment may be executed in one or more counterparts (including by means of telecopied signature pages), each of which will be deemed an original, but all of which will be considered one and the same agreement.

5.    Governing Law. This Amendment is deemed to be made in, and in all respects is to be interpreted, construed and governed by and in accordance with the internal laws of, the State of New York.

IN WITNESS WHEREOF, Parker and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARKER-HANNIFIN CORPORATION

By:	/S/ THOMAS A. PIRAINO, JR.

Name: Thomas A. Piraino, Jr.
Title: Vice President, General Counsel and Secretary

DENISON INTERNATIONAL PLC

By:	/S/ J. COLIN KEITH

Name: J. Colin Keith
Title: Chairman of the Board